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                                                                      EXHIBIT 11


                      ABBOTT LABORATORIES AND SUBSIDIARIES

                 CALCULATION OF FULLY DILUTED EARNINGS PER SHARE

            (Dollars and Shares in Millions Except Per Share Amounts)


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                                                     NINE MONTHS ENDED SEPTEMBER 30
                                                     ------------------------------
                                                          1994             1993
                                                     -----------       -----------
1.   Net earnings                                      $ 1,094.1         $ 1,007.8
                                                       ---------         ---------

2.   Average number of shares outstanding                  814.5             830.9
                                                       ---------         ---------

3.   Earnings per share based upon average
     outstanding shares (1 divided by 2)               $    1.34         $    1.21
                                                       ---------         ---------
                                                       ---------         ---------

4.   Fully diluted earnings per share:

     a. Stock options granted and outstanding for
        which the market price at quarter-end
        exceeds the option price                            18.1              19.3
                                                       ---------         ---------
                                                       ---------         ---------

     b. Aggregate proceeds to the Company from
        the exercise of options in 4.a.                $   321.7         $   299.6
                                                       ---------         ---------
                                                       ---------         ---------

     c. Market price of the Company's common
        stock at quarter-end                           $  31.375         $  27.375
                                                       ---------         ---------
                                                       ---------         ---------

     d. Shares which could be repurchased
        under the treasury stock
        method (4.b. divided by 4.c.)                       10.3              10.9
                                                       ---------         ---------
                                                       ---------         ---------

     e. Addition to average outstanding shares
        (4.a. - 4.d.)                                        7.8               8.4
                                                       ---------         ---------
                                                       ---------         ---------

     f. Shares for fully diluted earnings per
        share calculation (2. + 4.e.)                      822.3             839.3
                                                       ---------         ---------
                                                       ---------         ---------

     g. Fully diluted earnings per share
        (1. divided by 4.f.)                           $    1.33         $    1.21
                                                       ---------         ---------
                                                       ---------         ---------

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